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EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) by and between Reptron Electronics, Inc., a Florida corporation (the “Company”), and Paul J. Plante (“Executive”) is hereby entered into effective as of the Effective Date as defined in the Company’s Second Amended Plan of Reorganization dated December 17, 2003 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to accept employment with the Company, all on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

AGREEMENTS

1. Employment and Duties.

(a) Commencing on the Effective Date, the Company hereby employs Executive as the President and Chief Executive Officer of the Company and he shall become a member of the Board of Directors (the “Board”) in accordance with the terms of the Company’s Chapter 11 Plan of Reorganization. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of and consistent with Executive’s position as the President and Chief Executive Officer of the Company. Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(c), agrees to devote substantially all of his regular business time, attention and efforts to promote and further the business and interests of the Company and its affiliates.

(b) Executive shall faithfully adhere to, execute and fulfill all lawful policies established by the Company.

(c) Executive shall not, during the term of his employment hereunder, engage in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes in any material respect with Executive’s duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

2. Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:

(a) Base Salary. The base salary payable to Executive during the term shall be $312,000 per year, payable in accordance with the Company’s payroll procedures for executives, but not less frequently than monthly.

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(b) Annual Bonus Payments. Executive shall be entitled to an annual bonus equal to $30,000 for each $1,000,000 of EBITDA (earnings before interest, taxes, depreciation and amortization to be calculated in accordance with generally accepted accounting principles in effect in the United States and based on the Company’s audited financial statements) which the Company earns in that calendar year in excess of $10,000,000. For avoidance of doubt, Executive’s bonus shall include a prorated bonus amount for any increment of EBITDA that is less than the full $1,000,000 increment. The annual bonus shall accrue on December 31 of each applicable calendar year and shall be paid to Executive ten (10) days following a receipt by the Company of an unqualified audit opinion from its duly appointed auditors.

(c) Stock Options. On the twentieth (20th) trading day after the initial distribution date (“Initial Distribution Date”) as defined in the Company’s Second Amended Plan of Reorganization dated December 17, 2003, in accordance with the Company’s Stock Option Plan and the Chapter 11 Confirmation Order, Executive will be granted a stock option to purchase 175,000 shares of the Company’s common stock, which shall represent 3.5% of the Company’s total shares outstanding on the Initial Distribution Date, pursuant to the Company’s Stock Option Plan. Such options shall vest, pro rata, over a three (3) year period and shall be evidenced by a stock option grant agreement between Company and Executive in the form attached hereto as Exhibit A.

All unvested options will automatically vest upon:

(i) Termination or expiration of Executive’s employment for any reason other than (x) termination by the Company of such employment for Cause (as defined herein) or (y) termination by Executive of his employment without Good Reason (as defined herein); or

(ii) Change of Control of the Company (as defined herein).

The exercise price of this stock option will be the average closing price of a share of the Company’s common stock for the 20 trading days immediately preceding the stock option grant date.

(d) Executive Perquisites, Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i) Executive shall be eligible to participate (subject to any applicable waiting periods) in all employee benefit plans (including, but not limited to, qualified and nonqualified pension, medical, long-term disability and life insurance plans) maintained by the Company for the benefit of senior executives of the Company;

(ii) Executive shall be entitled to four (4) weeks vacation pay (20 business days) in addition to scheduled holidays offered to the employees, provided however, any unused vacation days at the end of any fiscal year will be forfeited; and

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(iii) The Company shall provide Executive with such other perquisites as may be deemed appropriate for Executive by the Board.

3. Non-Competition Agreement.

(a) Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this paragraph 3 and that Executive’s breach of the provisions of this paragraph 3 could materially damage the Company. Subject to the further provisions of this Agreement and in consideration of the Company’s agreement to provide Executive access to Confidential Information as defined below, Executive will not, during the term of his employment with the Company, and for a period of one (1) year (unless a shorter period of time is applicable pursuant to paragraph 3(h)) immediately following the termination by the Company of such employment for Cause or in the event Executive terminates his employment without Good Reason or in the event Executive is entitled to a Severance Payment in connection with his termination and such Severance Payment is timely paid as provided for in paragraph 4(e), directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

(i) engage, as an employee, officer, director, shareholder, owner, partner, joint venturer, or in any managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business in direct competition with the Company or any majority-owned subsidiary or affiliate of the Company (collectively, the “Companies”);

(ii) call upon any person who is, at that time, an employee of any of the Companies for the purpose or with the intent of enticing such employee away from or out of the employ of any of the Companies;

(iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of any of the Companies for the purpose of soliciting or selling products or services in direct competition with any of the Companies;

(iv) call upon any prospective acquisition candidate, on Executive’s own behalf or on behalf of any competitor, which candidate was, to Executive’s knowledge, within the preceding one year, either called upon by any of the Companies or for which any of the Companies made an acquisition analysis, for the purpose of acquiring such entity; or

(v) disclose customers, whether in existence or proposed, of any of the Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that any of the Companies has in the past disclosed such information to the public for valid business reasons.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment (i) not more than 1% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the Nasdaq Stock Market or similar market or (ii) not more than 5% of the capital stock of a competing business whose stock is not publicly traded unless the Board consents to such acquisition.

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(b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that foregoing covenant may be enforced by the Company, in the event of breach by him, by injunctions and restraining orders.

(c) It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of the Companies on the date of the execution of this Agreement and the current plans of the Companies; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Companies throughout the term of this Agreement. Following the termination by the Company of Executive’s employment for Cause or the termination by Executive of his employment without Good Reason or in the event Executive is entitled to a Severance Payment in connection with his termination and such Severance Payment is timely paid as provided for in paragraph 4(e), the covenants in this paragraph 3 will apply only with respect to the activities, business and locations of the Companies on the effective date of such termination.

(d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(e) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of one (1) year (subject to the further provisions of this Agreement), or such shorter period as may be applicable pursuant to paragraph 3(h), following termination by the Company of Executive’s employment for Cause or the termination by Executive of his employment without Good Reason or in the event Executive is entitled to a Severance Payment in connection with his termination and such Severance Payment is timely paid as provided for in paragraph 4(e), as stated at the beginning of this paragraph 3, during which the agreements and covenants of Executive made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this paragraph 3.

(f) The Company and Executive hereby agree that this covenant is a material and substantial part of this Agreement.

(g) The parties agree that the covenants in this paragraph 3 shall not apply in the event this Agreement expires without renewal.

(h) Notwithstanding any provision herein to the contrary, in the event the covenants in this paragraph 3 apply because Executive is entitled to a Severance Payment, as

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provided in paragraph 3(a) hereof, the duration of such covenants following the termination of Executive’s employment shall not exceed the lesser of (i) the balance of the term of this Agreement as at the time of termination or (ii) one (1) year.

4. Term; Termination; Rights on Termination. The term of Executive’s employment under this Agreement shall begin on the Effective Date and continue for two (2) years, unless terminated sooner as herein provided. Executive’s employment under this Agreement may be terminated in any one of the followings ways:

(a) Death. The death of Executive shall immediately terminate Executive’s employment under this Agreement and no Severance Payment as defined below will be due Executive’s estate; provided, however, all accrued and unpaid base salary will be paid to Executive’s estate within thirty (30) days of Executive’s death, any accrued and unpaid annual bonus will be paid to Executive’s estate when due under paragraph 2(b) of this Agreement, and a pro-rated bonus for the year in which his death occurs will be paid in accordance with paragraph 4(f) hereof.

(b) Disability. If Executive becomes entitled to receive benefits under an insured long-term disability plan of the Company that includes its officers, the Company may terminate Executive’s employment hereunder with no Severance Payment due Executive. In the event of Executive’s disability as set forth in the preceding sentence (“Disability”), all accrued and unpaid base salary will be paid to Executive as otherwise provided in this Agreement, any accrued and unpaid annual bonus will be paid to Executive when due under paragraph 2(b) of this Agreement, and a pro-rated bonus for the year in which his Disability occurs will be paid in accordance with paragraph 4(f) hereof.

(c) Cause. The Company may terminate Executive’s employment under this Agreement after written notice to Executive for “Cause.” For purposes of this Agreement, “Cause” shall mean: (1) Executive is convicted of a felony under state or federal law; or (2) Executive willfully and materially violates a written Company policy that is material to the business of the Company and has failed to cure such violation after thirty (30) days written notice (which notice shall be given only after approval or authorization thereof by the Board). All accrued and unpaid base salary shall be paid to Executive immediately, and any accrued and unpaid annual bonus will be paid to Executive when due under paragraph 2(b) hereof for the year prior to the year in which he was terminated, upon termination by the Company of Executive’s employment for Cause. If terminated for Cause, Executive shall not be entitled to any pro-rated bonus pursuant to paragraph 4(f) hereof or any Severance Payment.

(d) By Executive. Executive may terminate his employment under this Agreement effective thirty (30) days after written notice is provided to the Company. In the event of Executive’s termination in accordance with this paragraph 4(d) all accrued and unpaid base salary will be paid to Executive as otherwise provided in this Agreement, any accrued and unpaid annual bonus will be paid to Executive when due under paragraph 2(b) hereof for the year prior to the year in which Executive terminated his employment, and a pro-rated bonus will be paid in accordance with paragraph 4(f) hereof. Executive will not be entitled to a Severance Payment if his employment is terminated as provided in this paragraph 4(d), except where Executive terminates for Good Reason.

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(e) Severance. If (i) Executive’s employment is terminated by the Company for any reason other than for Cause; (ii) Executive terminates his employment for Good Reason; or (iii) the Company experiences a Change of Control, then Executive shall be entitled to a severance payment (the “Severance Payment”) equal to the lesser of (x) the total base salary of the balance of the term of this Agreement as at the time of termination or (y) twelve (12) months base salary, plus an annualized bonus payment calculated based upon the projected satisfaction of the annual bonus objective set forth in paragraph 2(b) of this Agreement as of the end of the month in which Executive’s termination is effective; provided however, any such annualized bonus payment shall be paid following a receipt by the Company of an unqualified audit opinion from its duly appointed auditors. Any Severance Payment (not including the annualized bonus component) due Executive shall be paid by Company within ten (10) business days following the occurrence of the event giving rise to such payment.

(f) Pro-Rated Bonus. If Executive’s employment is terminated as a result of death or Disability or if Executive’s employment is terminated in accordance with paragraph 4(d) hereof, Executive shall receive a pro rata portion of the annual bonus for the year in which the termination occurs (based on the period of service before such termination), with the amount calculated based on the satisfaction of the pro rata portion of the annual bonus objective set forth in paragraph 2(b) of this Agreement (measured as of the end of the month during which such termination occurs and based on the Company’s year end audited financial statements). Any amount due under this section shall be paid to Executive ten (10) days following a receipt by the Company of an unqualified audit opinion from its duly appointed auditors.

5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company or any of the Companies or their representatives, vendors or customers which pertain to the business of the Company or any of the Companies shall be and remain the property of the Company or the Companies, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or the Companies which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

6. Inventions. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment, if conceived during employment, and which are directly related to the business or activities of the Company and which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

7. Trade Secrets. Executive agrees that he will not, during or after the term of this Agreement, disclose the specific terms of the Company’s relationships or agreements with their

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respective significant vendors or customers or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, except as authorized by the Board.

8. Confidentiality.

(a) Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws and, that unauthorized disclosure or unauthorized use of the Company’s Confidential Information would irreparably injure the Company.

(b) Both during the term of Executive’s employment and after the termination of Executive’s employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any person or entity (except other employees of the Company, or any attorneys, accountants, consultants, or other professionals, who have a need to know the information in connection with the performance of their employment or other professional duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company’s premises, without the prior written consent of the Board of Directors, or permit any other person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive. Notwithstanding any other provision herein to the contrary, Executive shall have the right to take such actions with respect to the Confidential Information as may be necessary or appropriate to carry out his responsibilities, including, but not limited to, making copies of Confidential Information and transporting Confidential Information away from the Company’s premises.

(c) Upon the termination of Executive’s employment with the Company for any reason, and upon request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Nothing in this paragraph is intended to limit Executive’s discovery rights in any litigation or arbitration. Within five days of any such request, Executive shall certify to the Company in writing that all such materials have been returned.

(d) As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Companies and whether or not developed by Executive) that is not generally known to the public. Confidential Information includes, but is not limited to, the

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following: all trade secrets of the Companies; all information that the Companies have marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the Companies’ products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Companies; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Companies; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes.

9. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive, his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, reasonable attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

10. Assignment; Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

11. No Mitigation or Offset. Executive shall not be required to mitigate the amount of any Company payment provided for in this Agreement by seeking other employment or otherwise. The amount of any payment required to be paid to Executive by the Company pursuant to this Agreement shall not be reduced by any amounts that are owed to the Company by Executive, or by any setoff, counterclaim, recoupment, defense or other claim, right or action.

12. Reserved.

13. Complete Agreement. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, either party’s failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.

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14. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Reptron Electronics, Inc.
13700 Reptron Blvd.
Tampa, Florida 33626
Attn: Chairman of the Board

To Executive:	Paul Plante
4220 Swann Ave.
Tampa, Florida 33609

Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 14.

15. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

16. Arbitration. Except with respect to injunctive relief which may be sought by either party, the parties agree to resolve any and all claims or controversies arising out of or relating to this Agreement, Executive’s employment and/or termination of employment with Company including but not limited to claims for wrongful termination of employment, and claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Equal Pay Act, the Florida Civil Rights Act, the retaliatory discharge provisions of the Florida Worker’s Compensation Act, the Florida Wage Discrimination Act, and any similar state law or local ordinance by binding arbitration under the Federal Arbitration Act, before one arbitrator in the City of Tampa, State of Florida, administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The parties further agree that the work of Executive involves interstate commerce, the award rendered by the arbitrator is final and binding, and judgment thereon may be entered in any court having jurisdiction thereof. The invalidity or unenforceability of any provision of this paragraph shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

17. Governing Law. Except as otherwise provided herein, this Agreement shall in all respects be construed according to the laws of the State of Florida without regard to its conflicts of law provisions.

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18. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

19. Attorneys’ Fees. In the event action is brought by either party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which he or it may be entitled.

20. Definition of “Change of Control”. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if the event set forth in paragraph (a) or (b) below shall have occurred:

(a) The stockholders of the Company approve a merger, consolidation, or share exchange of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger, consolidation, or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation, or share exchange that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation, or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation, or share exchange, or (B) a merger, consolidation, or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates after the Effective Date of this Agreement pursuant to express authorization by the Board that refers to this exception) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(b) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

21. Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean: (i) any reduction of the Executive’s base salary or benefits or any modification to the formula to calculate his bonus as set forth in paragraph 2(b) hereof; (ii) any failure to pay accrued base salary or accrued annual bonus; (iii) any material adverse change to the terms and conditions of the Executive’s employment, including, but not limited to, any diminution of the Executive’s title; (iv) the Executive being required to relocate or perform his duties at a location other than Tampa, Florida; or (v) any Change of Control of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

REPTRON ELECTRONICS, INC.

By:

Name:

Title:

EXECUTIVE

Paul J. Plante

EXHIBIT A

TO EMPLOYMENT AGREEMENT

Reptron Electronics, Inc.

EMPLOYEE STOCK OPTION AGREEMENT

Employee Stock Option Agreement (the “Agreement”), entered into and effective as of             , 2004 (the “Grant Date”) between Reptron Electronics, Inc., a Florida corporation (the “Company”), and the individual identified on Exhibit A (the “Optionee”).

WHEREAS, in connection with Optionee’s service to the Company, the Company is desirous of increasing the incentive of the Optionee, whose contributions are important to the continued success of the Company, by means of the grant to the Optionee of options to purchase shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), under the Reptron Electronics, Inc. Stock Option Plan (the “Plan”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. GRANT OF OPTION

Subject to the terms and conditions of this Agreement and, to the extent not varied herein, the Plan, the Company hereby grants to the Optionee an option (the “Option”) to purchase the aggregate number of shares listed on Exhibit A (the “Option Shares”) of Common Stock. The Option shall constitute a non-qualified stock option. The number of Option Shares shall be subject to adjustment in the event of changes in the capitalization of the Company as set forth in the Plan. The date of grant of the Option is the Grant Date.

2. EXERCISE PRICE

The exercise price of the Option (the “Option Price”) shall be the price per Option Share which is specified on Exhibit A, which is the average closing price of the Common Stock for the twenty (20) trading days preceding the Grant Date. The Option Price of this Option shall be subject to adjustment in the event of changes in the capitalization of the Company, as set forth in the Plan.

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3. TERM, LIMITATIONS ON EXERCISE AND VESTING OF OPTION

(a) Option Period. This Option shall terminate and all rights to purchase shares hereunder shall cease on the date that is ten (10) years from the Grant Date (the “Expiration Date”).

(b) Vesting. Subject to the terms and conditions of the Plan and except as may be provided on Exhibit A, the Option shall vest, pro rata, over a three (3) year period as follows: (i) one year following the Grant Date a total of one-third (1/3) of the Option Shares shall become vested; (ii) two years following Grant Date a total of two-thirds (2/3) of the Option Shares shall become vested; and (iii) three years from the Grant Date all of the Option Shares under this Agreement shall become vested.

Notwithstanding the foregoing or any provision in the Plan to the contrary, all unvested Option Shares will automatically vest upon:

(x) Termination or expiration of Optionee’s employment for any reason (including death or disability) other than (A) termination by the Company of such employment for Cause (as defined in that employment agreement between Optionee and Company dated February 3, 2004) (the “Employment Contract”) or (B) termination by Optionee of his employment without Good Reason (as defined in the Employment Contract); or

(y) Change of Control of the Company (as defined in the Employment Contract).

The Option Shares shall be exercisable as to not more than the then currently vested portion of the Option Shares. Notwithstanding the foregoing, the Compensation Committee may in its discretion provide that any vesting requirement or other such limitation on the exercise of this Option may be rescinded, modified or waived by the Compensation Committee, in its sole discretion, at any time and from time to time after the date of grant, so as to accelerate the time at which this Option may be exercised.

(c) Exercise of Option. Notwithstanding any provision in the Plan to the contrary, all vested Option Shares shall be exercisable as follows:

(i) Death, Disability, or Termination of Employment without Cause or Good Reason. If: (A) Optionee dies while employed by the Company or within the period when an Option could have otherwise been exercised by the Optionee; or (B) Optionee’s employment with the Company terminates or expires for any reason (including disability) other than (1) termination by the Company of such employment for Cause (as defined in the Employment Contract) or (2) termination by Optionee of such employment without Good Reason (as defined in the Employment Contract), then, in each such case, Optionee, or Optionee’s duly authorized representatives, shall have the right, at any time prior to the Expiration Date, to exercise any vested Option Shares.

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(ii) Termination of Employment for Cause. If Optionee’s employment is terminated pursuant to the Employment Agreement for Cause, then all Option Shares that have not yet been exercised (whether or not vested) shall terminate immediately on the date of such termination of employment.

(iii) Termination of Employment without Good Reason. If Optionee terminates his own employment with the Company without Good Reason (as defined in the Employment Agreement), then (A) all unvested Options shall terminate immediately on the date of such termination of employment and (B) Optionee shall have the right, at any time prior to the Expiration Date, to exercise any vested Option Shares.

4. PROVISIONS OF PLAN.

The provisions of this Agreement shall govern if and to the extent that there are inconsistencies between the provisions of the Plan and the provisions hereof. By execution of this Agreement, the Optionee acknowledges receipt of a copy of the Plan and represents that he or she (i) is familiar with the terms and provisions thereof, (ii) accepts this Option granted hereby subject to all of the terms and provisions of this Agreement and, to the extent not varied herein, the Plan, and (iii) after reviewing the Plan and this Agreement in their entirety, has had the opportunity to obtain the advice of counsel and fully understands all of the terms and provisions of this Agreement and the Plan prior to the execution hereof.

5. MANNER OF EXERCISE AND PAYMENT

(a) Exercise. This Option may be exercised (to the extent vested as provided in Section 3 above) by delivery to the Company on any business day, at its principal office, addressed to the attention of the person designated by the Company from time to time as the Stock Option Administrator, of written notice of exercise, which notice shall specify the number of shares with respect to which this Option is being exercised, a copy of this Agreement and shall be accompanied by payment in full of the Option Price of the shares for which this Option is being exercised, by one or more of the methods provided below. The minimum number of shares of Common Stock with respect to which this Option may be exercised, in whole or in part, at any time shall be the lesser of 100 shares or the maximum number of shares available for purchase under this Option at the time of exercise.

(b) Payment. Payment of the Option Price for the shares of Common Stock purchased pursuant to the exercise of this Option (the “Option Shares”) shall be made (i) in cash or in cash equivalents; (ii) with the consent of the Compensation Committee, by tendering to the Company of shares of Common Stock owned by the person for more than six months having an aggregate fair market value per share as of the date of exercise and

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tender that is not greater than the full exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above; or (iii) subject to such instructions as the Compensation Committee may specify, at the person’s written request the Company may deliver certificates for the shares of Common Stock for which the Option is being exercised to a broker for sale on behalf of the person, provided that the person has irrevocably instructed such broker to remit directly to the Company on the person’s behalf the full amount of the exercise price from the proceeds of such sale. In the event that the person elects to make payment as allowed under clause (ii) above, the Compensation Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. If the Compensation Committee so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares. Payment in full of the Option Price need not accompany the written notice of exercise if this Option is exercised pursuant to the cashless exercise/sale procedure described above. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect.

(c) Issuance of Certificates. After the valid exercise of this Option as provided above, Optionee shall be entitled to the issuance of a certificate or certificates evidencing his ownership of such shares of Common Stock. An individual holding or exercising an Option shall have none of the rights of a shareholder until the shares of Common Stock covered thereby are fully paid and issued to him and, except as provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

6. TRANSFERABILITY OF OPTION

This Option shall not be assignable or transferable by the Optionee, other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order, or (iii) as provided in the Plan.

7. DISCLAIMER OF RIGHTS

No provision of this Agreement shall be construed to confer upon the Optionee the right to remain in the employ of the Company or to interfere in any way with the right and authority of the Company either to increase or decrease his compensation at any time, or to terminate his employment or other relationship with the Company.

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8. MISCELLANEOUS

(a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Governing Law and Jurisdiction. Except as otherwise provided herein, this Agreement shall in all respects be construed according to the laws of the State of Florida without regard to its conflicts of law provisions.

(c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given, made and received only when actually delivered, or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Company:

Reptron Electronics, Inc.

Attn: Compensation Committee

13700 Reptron Boulevard

Tampa, Florida 33626

Tel: (813) 854-2000

Fax: (813) 891-4007

To Optionee:

Paul J. Plante

4220 Swann Ave.

Tampa, Florida 33609

(d) Binding Nature of Agreement; Transferability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement shall not be assignable or transferable by the Optionee other than by will or the laws of descent and distribution.

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(e) Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f) Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(g) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

(h) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective heirs, personal representatives, successors and assigns.

(i) Entire Agreement. This Agreement and the Employment Contract (including the Plan and other documents and exhibits referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

(j) Amendments. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

(k) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and therefore strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to the rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

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(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(m) Pronouns. The use of any gender in this Agreement shall be deemed to include all genders, and the use of the singular shall be deemed to include the plural and vice versa, wherever it appears appropriate from the context.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

REPTRON ELECTRONICS, INC.

By:

Name:
Title:

Paul J. Plante

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EXHIBIT A

Optionee:	Paul J. Plante

Optionee Address:	4220 Swann Ave.
Tampa, Florida 33609
Tel: (813) 854-2000

Option Shares Granted:	175,000

Option Price:	The average closing price of the Common Stock for the twenty (20) trading days preceding the Grant Date

Variation from Standard Vesting:	Shall vest, pro rata, over a three (3) year period
(if applicable)

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